EXHIBIT 99.1

FARMER BROS. CO.

AMENDED AND RESTATED
2017 LONG-TERM INCENTIVE PLAN

(As amended through December 15, 2021)

ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. The Plan succeeds the Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan and the Farmer Bros. Co. 2007 Omnibus Plan. This Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan is an amendment and restatement and continuation of the Farmer Bros. Co. 2017 Long-Term Incentive Plan effective as provided in Section 11.3 below.
ARTICLE II.
DEFINITIONS
As used in the Plan, the following words and phrases will have the meanings specified below, unless the context clearly indicates otherwise:
Section 1.1“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such person(s) unless and until such delegation has been revoked.
Section 1.2“Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
Section 1.3“Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Share award or Other Stock or Cash Based Award granted to a Participant under the Plan.
Section 1.4“Award Agreement” means a written agreement or statement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
Section 1.5“Board” means the Board of Directors of the Company.
Section 1.6“Cause” unless otherwise defined in an employment or services agreement between a Participant and the Company or any of its Subsidiaries, means (a) the Company’s determination that the Participant willfully failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (b) the Company’s determination that the Participant willfully failed to carry out, or comply with any lawful and reasonable directive of the Board or Participant’s immediate supervisor; (c) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) he Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (d) the Participant’s unlawful use (including being under the influence or using prescription drugs for non-medical purposes) or possession of illegal drugs (including possession of a prescription drug without a lawful prescription) on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (e) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries or affiliates; (f) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary; (g) the Company’s determination that the Participant materially violated any policy of the Company or any of its Subsidiaries; or (h) any other intentional misconduct by the Participant adversely affecting the business or affairs of the Company or any Subsidiary) in a material manner. The Company, in its sole discretion, shall determine conclusively whether Cause exists pursuant to the above definition, the date of the occurrence of the conduct constituting Cause and any incidental matters relating thereto, including, without limitation, the question of whether a termination of employment or service occurred by reason of Cause. The foregoing definition shall not in any way preclude or restrict the right of the Company or any Subsidiary to discharge or dismiss any Participant or other person in the service of the Company or any Subsidiary for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Cause.
Section 1.7“Change in Control” means and includes each of the following:

(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.7(c)(i), 2.7(c)(ii), or 2.7(c)(iii); or (iv) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or
(b)The individuals who, as of the Effective Date, constitute the Board, together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or Section 2.7(c)), whose election or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office, who either were Directors as of the Effective Date or whose election or nomination for election was previously so approved (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be an Incumbent Director hereunder.
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
(iii)after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or
(d)The approval of a plan of liquidation or dissolution of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
Section 1.8“Code” means the Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.
Section 1.9“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; provided, however, that a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
Section 1.10“Common Stock” means the common stock of the Company.
Section 1.11“Company” means Farmer Bros. Co., a Delaware corporation, or any successor.

Section 1.12“Consultant” means any person, including any advisor, engaged by the Company or any of its subsidiaries to render services to such entity.
Section 1.13“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
Section 1.14“Director” means a Board member.
Section 1.15“Disability” means a permanent and total disability under Section 22(e)(3) of the Code, without regard to the final sentence thereof.
Section 1.16“Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.
Section 1.17“Effective Date” and “Original Effective Date” have the meaning set forth in Section 11.3.
Section 1.18“Employee” means any employee of the Company or any of its Subsidiaries.
Section 1.19“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
Section 1.20“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.
Section 1.21“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Company deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value of a Share will be established by the Administrator in its sole discretion.
Section 1.22“Full Value Award” shall mean any Award that is settled in Shares other than: (a) an Option, (b) a Stock Appreciation Right or (c) any other Award for which the Participant pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).
Section 1.23“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with in Section 424(e) and (f) of the Code, respectively.
Section 1.24“Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.
Section 1.25“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
Section 1.26“Option” means a right granted under Article 6 to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.
Section 1.27“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.
Section 1.28“Overall Share Limit” means the sum of (i) 3,550,000 Shares (including Shares already issued under the Original Plan); and (ii) the number of Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article 5.
Section 1.29“Participant” means a Service Provider who has been granted an Award.

Section 1.30“Performance-Based Award” means an Award (other than an Option or SAR) granted pursuant to Article 7 or 8, but which is subject to the terms and conditions set forth in Section 11.18. All Performance-Based Awards are intended to qualify as Performance-Based Compensation.
Section 1.31“Performance Bonus Award” has the meaning set forth in Section 8.3.
Section 1.32“Performance Criteria” mean the criteria (and adjustments) that the Administrator, in its sole discretion, may select to establish one or more performance goals for an Award for a specified Performance Period; provided, that:
(a)The Performance Criteria that may be used to establish performance goals for Performance-Based Awards may include but are not limited to the following: (i) net earnings (either before or after one or more of (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) gross or net organic sales volume or organic sales volume growth, (iv) net income (either before or after taxes) or adjusted net income; (v) sales related goals; (vi) sales from one or more products (or categories of products) as a percentage of total sales or revenue; (vii) profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating profit margin; (viii) operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); (ix) cash on hand; (x) cash flow (including operating cash flow and free cash flow or cash flow return on capital); (xi) return on assets, asset growth or asset turnover; (xii) return on capital or invested capital; (xiii) cost of capital; (xiv) return on stockholders’ equity; (xv) total stockholder return; (xvi) costs, reductions in costs and cost control measures; (xvii) expense management; (xviii) working capital; (xix) net earnings per share; (xx) adjusted net earnings per share; (xxi) price per share or dividends per share (or appreciation in or maintenance of such price or dividends); (xxii) regulatory achievements or compliance; (xxiii) implementation, completion or attainment of objectives relating to systems, research, development, regulatory, commercial, or strategic milestones or developments; (xxiv) market share; (xxv) economic value or economic value added models;(xxvi) division, group or corporate financial goals; (xxvii) customer satisfaction/growth; (xxviii) customer service; (xxix) employee satisfaction; (xxx) effective recruitment and retention of personnel; (xxxi) succession plan development and implementation; (xxxii) human resources management; (xxxiii) supervision of litigation and other legal matters; (xxxiv) strategic partnerships and transactions; (xxxv) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxxvi) debt levels or reductions and financial risk management; (xxxvii) financing and other capital raising transactions; (xxxviii) acquisition activity;(xxxix) investment sourcing activity; (xl) marketing initiatives; (xli) safety enhancement; (xlii) improved product quality; (xliii) expansion of product lines; (xliv) creation of operating efficiencies; and/or (xlv) geographic expansion, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be expressed in terms of the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or an individual, or may be expressed in terms of performance relative to performance of one or more other companies or by comparisons of any of the indicators of performance relative to performance of other companies. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles.
(b)The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Criteria, with any such adjustment to reflect the inclusion or exclusion of the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including but not limited to (i) restructurings, discontinued operations, special items, and other unusual, infrequently occurring or non-recurring charges, events or items; (ii) asset sales or write-downs; (iii) litigation or claim judgments or settlements; (iv) acquisitions or divestitures; (v) reorganization or change in the corporate structure or capital structure of the Company; (vi) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management; (vii) foreign exchange gains and losses; (viii) a change in the fiscal year of the Company; (ix) the refinancing or repurchase of bank loans or debt securities; (x) unbudgeted capital expenditures; (xi) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (xii) conversion of some or all of convertible securities to Common Stock; (xiii) any business interruption event; (xiv) changes in pricing;(xv) changes in foreign currency exchange rates; (xvi) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles; (xvii) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225; or (xviii) the effect of changes in other laws or regulatory rules affecting reported results.
Section 1.33“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.
Section 1.34“Performance Share” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.
Section 1.35“Plan” means this Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan and “Original Plan” means the Farmer Bros. Co. 2017 Long-Term Incentive Plan prior to its restatement.

Section 1.36“Prior Plans” means, collectively, the Farmer Bros. Co. 2007 Omnibus Plan, the Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan, and any prior equity incentive plans of the Company or its predecessor (in each case, as such plan(s) may be amended or restated from time to time).
Section 1.37“Prior Plan Award” means an award outstanding under the Prior Plans as of the Effective Date.
Section 1.38“Restricted Stock” means Shares awarded to a Participant under Article 7, subject to certain vesting conditions and other restrictions.
Section 1.39“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
Section 1.40“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
Section 1.41“Section 409A” means Section 409A of the Code.
Section 1.42“Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.
Section 1.43“Service Provider” means an Employee, Consultant, or Director.
Section 1.44“Shares” means shares of Common Stock.
Section 1.45“Stock Appreciation Right” or “SAR” means a right granted under Article 6 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.
Section 1.46“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
Section 1.47“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
Section 1.48“Termination of Service” means:
(a)As to a Director, the time when a Participant who is a Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service as a consultant with the Company or any Subsidiary.
(b)As to an Employee or a Consultant, the time when the service relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service as a consultant or director with the Company or any Subsidiary.
The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, the circumstances under which the Termination of Service has occurred and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.
ARTICLE III.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan.

ARTICLE IV.
ADMINISTRATION AND DELEGATION
Section 1.1Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
Section 1.2Appointment of Committees. To the extent Applicable Laws permit, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents of the Company, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any Committee to which authority has been delegated at any time and re-vest in itself any previously delegated authority.
ARTICLE V.
STOCK AVAILABLE FOR AWARDS
Section 1.1Number of Shares. Subject to adjustment under Article 9 and the terms of this Article 5, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Original Effective Date, the Company ceased granting awards under the Prior Plans; provided, however, Prior Plan Awards remained subject to the terms of the applicable Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
Section 1.2Share Counting. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not become or again be available for Awards under the Plan: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under a Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or an award granted under a Prior Plan; (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under a Prior Plan that are not issued in connection with the settlement of such Award on exercise thereof; and (iv) Shares purchased on the open market with cash proceeds from the exercise of Options or stock options granted under a Prior Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit. Notwithstanding the provisions of this Section 5.2, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
Section 1.3Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 3,550,000 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.
Section 1.4Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre‑existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards (which, for the avoidance of doubt excludes Substitute Awards) may again become available for Awards under the Plan as provided under Section 5.2 above); provided, that Awards using such available shares (or any Shares that again become available for issuance under the Plan under Section 5.2 above) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

Section 1.5Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee Director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted under the Plan to a Director as compensation for services as a non-employee Director during any calendar year shall not exceed $300,000.
ARTICLE VI.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
Section 1.1General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.
Section 1.2Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.
Section 1.3Duration of Options. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten (10) years.
Section 1.4Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a notice of exercise, in a form and manner the Company approves (which may be electronic or telephonic), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of (i) the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (ii) all applicable taxes in a manner specified in Section 10.5. Unless the Company otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
Section 1.5Payment Upon Exercise. The Administrator shall determine the methods (or combination of methods) by which payment of the exercise price of an Option shall be made, including, without limitation:
(a)cash, check or wire transfer of immediately available funds;
(b)if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, check or wire transfer of immediately available funds; provided, that such amount is paid to the Company at such time as may be required by the Company;
(c)to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery (or such other date determined by the Administrator); or
(d)to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date.
Section 1.6Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to Employees of the Company, any of its present or future parent or Subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five (5) years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two (2) years from the grant date of the Option or (ii) one (1) year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an

“incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.
ARTICLE VII.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
Section 1.1General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Award Agreement for each Restricted Stock and Restricted Stock Unit Award shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.
Section 1.2Restricted Stock.
(a)Dividends. Subject to any limitations approved by the Administrator and set forth in the Award Agreement, Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares; provided, that, notwithstanding anything herein to the contrary, any dividend payable with respect to Shares of Restricted Stock held by a Participant that are not vested at the time that such dividend is paid shall be accumulated and subject to vesting to the same extent as the related Shares of Restricted Stock, with such accumulated dividends paid to the applicable Participant as soon as administratively practicable following the time the applicable Shares of Restricted Stock vest and become non-forfeitable (or such later time as may be set forth in the Award Agreement). In addition, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of cash or property other than an ordinary cash dividend, the Shares or other cash or property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(b)Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
(c)Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to Restricted Stock as of the date of transfer of the Restricted Stock, rather than as of the date or dates upon which the Participant would otherwise be taxed with respect to the Restricted Stock under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service, along with proof of the timely filing thereof with the Internal Revenue Service.
Section 1.3Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in each case, as provided in the applicable Award Agreement and subject to the terms of the Plan.
ARTICLE VIII.
OTHER TYPES OF AWARDS
Section 1.1General. The Administrator may grant Performance Share awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. For the avoidance of doubt, no Participant holding a Performance Share award described in Section 8.2, a Performance Bonus Award described in Section 8.3, or an Other Stock or Cash Based Award described in Section 8.5, in each case, that is eligible to receive dividends (if any) shall be entitled to receive a distribution of dividends with respect to such award or any Shares covered by such award unless and until such award vests and becomes non-forfeitable.
Section 1.2Performance Share Awards. Each Performance Share award shall be denominated in a number of Shares or in unit equivalents of Shares and/or units of value (including a dollar value of Shares) and may be linked to any one or more of the Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any Performance Period. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.
Section 1.3Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash and shall be initially payable in cash (but may, in the discretion of the Administrator, be payable in Shares or a combination of cash and Shares) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of the Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any Performance Period.

Section 1.4Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement; provided, that, notwithstanding anything herein to the contrary, Dividend Equivalents with respect to Awards that are not vested at the time that the underlying dividend is paid shall be accumulated and subject to vesting to the same extent as the related Award, with such accumulated Dividend Equivalents paid to the applicable Participant as soon as administratively practicable following the time the applicable Award vests and becomes non-forfeitable (or such later time as may be set forth in the Award Agreement).
Section 1.5Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.
ARTICLE IX.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS
Section 1.1Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article 9 the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article 5 hereof on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided, that the Administrator will determine whether an adjustment is equitable.
Section 1.2Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 9.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment);
(b)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;
(c)To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(d)To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement;
(e)To replace such Award with other rights or property selected by the Administrator; and/or

(f)To provide that the Award cannot vest, be exercised or become payable after such event;
provided, however, that, unless otherwise provided in an applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced in accordance with subsections (b) or (e) above, such Awards shall become fully vested and exercisable, and all forfeiture, repurchase and other restrictions on such awards shall lapse immediately prior to such Change in Control; provided, further, that, with respect to Awards subject to performance-based vesting, the number of Shares subject to any such Award that becomes vested pursuant to this proviso shall be determined based on (i) target performance pro-rated based on the number of days elapsed in the applicable performance period through the date of the Change in Control over the total number of days in the applicable performance period or (ii) actual performance through the applicable performance period through the date of the Change in Control with the applicable performance goals, to the extended possible, adjusted to reflect the truncated performance period, whichever results in the greatest number of vested Shares.
Section 1.3Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring, Change in Control or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Laws, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.
Section 1.4General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article 9.
ARTICLE X.
PROVISIONS APPLICABLE TO AWARDS
Section 1.1Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by applicable law. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.
Section 1.2Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain such terms and conditions as are not inconsistent with those set forth in the Plan.
Section 1.3Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
Section 1.4Changes in Participant’s Status. The Company will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.
Section 1.5Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or such other rate as may be determined by the Company after considering any accounting consequences or costs, but which shall in no event exceed, and may be less than, the maximum statutory withholding rates) from any payment of any kind otherwise due to a Participant. Subject to any Company insider trading policy (including blackout periods) and the terms of the applicable Award Agreement, Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery (or such other date determined by the Administrator), (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Administrator) of a notice that the Participant has placed a market sell order with a broker acceptable to the Administrator with respect to Shares then issuable upon exercise of the Award and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the tax obligations, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company an amount sufficient to satisfy the tax withholding by cash, check or wire transfer of immediately available funds; provided, that such amount is paid to the Company at such time as may be required by the Administrator, (iv) to the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration, or (v) any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
Section 1.6Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, converting an Incentive Stock Option to a Nonqualified Stock Option and providing for cash settlement of an outstanding Award. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the economic benefits to be delivered under the Award as of the date of such amendment, modification or termination, or (ii) the change is permitted under Article 9 or pursuant to Sections 11.5 or 11.6. Other than pursuant to Sections 9.1 and 9.2, the Administrator shall not without the approval of the Company’s stockholders (a) lower the exercise price per Share of an Option or Stock Appreciation Right after it is granted, (b) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award, or (c) take any other action with respect to an Option or Stock Appreciation Right that the Company determines would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
Section 1.7Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Company determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
Section 1.8Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 9.1 and 9.2 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 10.8 shall not apply to: (a) any Substitute Awards, (b) any Awards delivered in lieu of fully-vested cash based awards or payments, (c) any Awards to a non-employee Director for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, or (d) any other Awards granted by the Administrator from time to time that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 5.1 as of the Effective Date. Nothing in this Section 10.8 shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, Disability, Termination of Service (other than for Cause) or, subject to Section 9.2, the consummation of a Change in Control.
Section 1.9Fractional Shares. No fractional shares of Stock shall be issued and the Company shall determine, in its sole and absolute discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
ARTICLE XI.
MISCELLANEOUS
Section 1.1No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.
Section 1.2No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Company otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).
Section 1.3Effective Date and Term of Plan. Original Plan was effective April 18, 2017. This Plan will become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth (10th) anniversary of the Effective Date, but Awards previously granted may extend beyond that date and shall remain in force according to the terms of the Plan and the applicable Award Agreement. If the Plan, as amended and restated in the form of this Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan is not approved by the Company’s stockholders, then it will not become effective and the Original Plan will remain in full force and effect as originally adopted.
Section 1.4Amendment of Plan. The Board or the Compensation Committee of the Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Laws shall be effective unless approved by the Board and the Company’s stockholders, and (b) no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect the economic benefits to be delivered under any outstanding Award as of the date of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
Section 1.5Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
Section 1.6Section 409A.
(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend the Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt the Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Company determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
(d)Dividend Equivalents. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from any Award(s) to which such Dividend Equivalents relate, and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
Section 1.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act or any successor rule) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 1.8Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, officer or other Employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, Director, officer or other Employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each Director, officer or other Employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Company’s approval) arising from any act or omission concerning the Plan unless arising from such person’s own fraud or bad faith; provided, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
Section 1.9Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Company’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
Section 1.10Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void
Section 1.11Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.
Section 1.12Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware.
Section 1.13Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Laws or any policy of the Company providing for the reimbursement of incentive compensation.
Section 1.14Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
Section 1.15Conformity to Applicable Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
Section 1.16Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.
Section 1.17Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.